Exhibit 99.1

Middleburg Financial Corporation Announces 2006 Second Quarter Earnings

Contact:

Joseph L. Boling, Chairman & CEO

540-687-6377 or

                ceo@middleburgbank.com

Alice P. Frazier, EVP & COO

540-687-4801 or

coo@middleburgbank.com

Kate J. Chappell, SVP & CFO

540-687-4816 or

cfo@middleburgbank.com

MIDDLEBURG, VIRGINIA (July 21, 2006) – Middleburg Financial Corporation (NASDAQ – MBRG)

reported net income of $2.1 million for the quarter ended June 30, 2006.  This represents growth of 21.0% or $365,000 from the quarter ended June 30, 2005.  Earnings per share for the quarter ended June 30, 2006 was $0.54 per diluted share, compared to earnings per share for the quarter ended June 30, 2005 of $0.45 per diluted share. Total assets grew by $76.5 million since June 30, 2005, as the Company had $771.0 million in total consolidated assets at June 30, 2006.  Return on average assets and return on average equity were 1.11% and 15.29%, respectively, for the quarter ended June 30, 2006 compared to return on average assets of 1.02% and return on average equity of 13.13% for the quarter ended June 30, 2005.

Overall earnings from core bank operations increased 34.1% from $0.35 per diluted share for the quarter ended June 30, 2005 to $0.46 per diluted share for the quarter ended June 30, 2006. This increase in earnings from core operations resulted from increases in interest income driven by the Company’s record 2005 loan growth.  Earnings from mortgage operations of the Company decreased 20.2% from $0.07 per diluted share for the quarter ended June 30, 2005 to $0.06 per diluted share for the quarter ended June 30, 2006.  Some of this decrease was attributable to a shift in the mix of retail and wholesale loan volume.  For the quarter ended June 30, 2006, Southern Trust Mortgage Company, LLC (STM) produced more wholesale volume, which usually generates a more narrow margin compared to retail production.  Consolidated net earnings contributed to the Company by wealth management operations declined 35.1% from $0.03 per diluted share for the quarter ended June 30, 2005 to $0.02 per diluted share for the quarter ended June 30, 2006.  Net earnings of wealth management operations consists of net income of the Middleburg Investment Group, the non-bank subsidiary of the Company that generates revenues from trust and investment advisory activities through its subsidiaries, Middleburg Trust Company (MTC) a wholly owned trust subsidiary, and Middleburg Investment Advisors, Inc. (MIA), a wholly owned registered investment advisor focused on fixed income investments, and through Middleburg Bank Investment Sales, which is a division of Middleburg Bank. Much of the 35.1% decrease in net earnings is related to the decrease in net income generated by Middleburg Bank Investment Sales. Middleburg Bank Investment Sales net income decreased 69.0% when comparing the quarter ended June 30, 2005 to June 30, 2006 due to a decrease in the number of financial consultants from four to three over that same time period and the recognition of a net loss from its share of BI Investments Group, LLC (BI). Middleburg Bank owns an interest in BI, which is a consortium of 32 community banks primarily based in Virginia.  This ownership interest allows the Company to use BI as its full-service broker-dealer.  The Company’s share of BI net losses had previously been recognized in earnings from core banking operations.

The components of net income per diluted share are summarized below:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Core Banking	$ 0.46	$ 0.35	$ 0.93	$ 0.64
Mortgage Operations	0.06	0.07	0.07	0.10
Wealth Management	0.02	0.03	0.06	0.07
	$ 0.54	$ 0.45	$ 1.06	$ 0.81

Net Interest Income and Net Interest Margin

The net interest margin declined from 4.16% for the quarter ended June 30, 2005 to 3.96% for the quarter ended June 30, 2006. The decline in the net interest margin was attributable mostly to the steady rise in interest rates on deposits and borrowings to fund the earning asset growth.  Additionally, during the second half of 2005, Middleburg Bank introduced three premium rate deposit products in an effort to grow total deposits and thus help reduce its outstanding levels of wholesale borrowings and its weighted average funding cost. For the three months ended June 30, 2006, the new products had an average aggregate balance of $103.8 million compared to $12.1 million for the three months ended June 30, 2005. Although for the quarter ended June 30, 2006, the products’ balances resulted in $716,000 in additional interest expense when compared to the same time period for 2005, they provided funding at an average weighted cost of 3.08%, more than 190 basis points less than the Bank’s average cost of Federal Home Loan Bank overnight funding during the same time period. If the Bank had been required to borrow an average of  $103.8 million in overnight funding for the three months ended June 30, 2006, it believed that it may have incurred as much as $1.3 million or 81.6% more in interest expense during that same time period.

The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets.  Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%. Details on the calculation of the net interest margin are included in footnote (1) following the “Key Statistics” table below.

Net interest income increased 10.0% from $6.1 million for the quarter ended June 30, 2005 to $6.7 million for the quarter ended June 30, 2006. Interest income increased 29.1% while interest expense increased 73.3% when comparing the quarter ended June 30, 2006 to the same time period in 2005. The significant increase in interest expense resulted from both the increase in the amount of short term funding from the quarter ended June 30, 2005 to the same period in 2006 and the 190 plus basis point increase in the Federal Funds and three month LIBOR rates during that same period.

Interest income from loans increased $2.6 million or 37.9% when comparing the quarter ended June 30, 2006 to the quarter ended June 30, 2005.  While the yield on the loan portfolio increased by 61 basis points from June 30, 2005 to June 30, 2006, the majority of the increase in interest income from loans was attributable to the increased volume of the loan portfolio.  Average net loans increased $131.4 million from June 30, 2005 to June 30, 2006.  Interest income from the investment portfolio decreased $57,000 from the quarter ended June 30, 2005 to the same period in 2006 while the tax equivalent yield on the investment portfolio increased 41 basis points over that same time period. The average balance of the investment portfolio decreased $21.3 million or 12.6% from June 30, 2005 to June 30, 2006.

Because of an increase in short-term wholesale funding, mainly overnight borrowings from the Federal Home Loan Bank as described below,  the Company’s interest rate profile experienced a slight increase in liability sensitivity in the near term and a shift to asset sensitivity beyond a 12 month period. Deposit rate increases and the replacement or repricing of short-term wholesale funding are anticipated to diminish the impact of improved asset yields.  The expected decrease in net interest income could be approximately 2.77% or $744,000 in a 12-month period of rising rates of 200 basis points, based on modeling results at May 31, 2006.

Non Interest Income

Non interest income remained unchanged at $2.3 million for each of the quarters ended June 30, 2005 and 2006.

Trust and investment advisory fees earned by MTC and MIA increased $27,000 or 2.9% to $1.0 million for the quarter ended June 30, 2006, compared to $977,000 for the same time period in 2005. Trust and investment advisory fees are based primarily upon the market value of the accounts under administration/management.  Total consolidated assets under administration by MTC and MIA increased by $15.3 million or 1.5% from $1.0 billion at June 30, 2005 to $1.1 billion at June 30, 2006. MTC continues to increase assets under management within the Company’s Northern Virginia footprint, Loudoun and Fauquier Counties, where two of its trust officers work in several of the Company’s financial service centers. MTC’s assets under management in Northern Virginia at June 30, 2006 grew by $5.2 million or 3.3% from $157.2 million under management at June 30, 2005 to $162.4 million at June 30, 2006.  Most of the increase in MTC’s and MIA’s managed assets resulted from growth in new accounts.  During 2005, MIA hired an experienced portfolio manager who has assisted with business development activities.

Service charges on deposits increased $26,000 or 5.9% to $474,000 for the quarter ended June 30, 2006, compared to $448,000 for the same time period in 2005. The increase is related to both an increase in service charge fees effective in June 2005 and the growth in the Company’s total deposits.

Investment sales fees increased 3.7% to $167,000 for the quarter ended June 30, 2006, compared to $161,000 for the same time period in 2005.  At June 30, 2006, the Company employed three financial consultants, down from five at June 30, 2005. Middleburg Bank owns an interest in BI Investments Group, LLC (BI), which is a consortium of 32 community banks primarily based in Virginia.  This ownership interest allows the Company to use BI as its full-service broker-dealer.

Equity in earnings from affiliate, which reflects the 41.8% ownership interest in Southern Trust Mortgage Company, LLC (STM), decreased 20.3% or $83,000 from $411,000 for the quarter ended June 30, 2005 to $328,000 for the same time period in 2006.  STM closed $228.7 million in loans for the quarter ended June 30, 2006 with 65.2% of its production attributable to purchase money financings.  For the quarter ended June 30, 2005, STM closed $263.5 million in loans with 69.1% of its production attributable to purchase money financings.  Although STM added lending officers during 2005 in order to increase its production efforts, both lesser production levels and narrowed margins from the shift in production mix negatively impacted its earnings.

Income earned from the Bank’s $10.8 million investment in Bank Owned Life Insurance (BOLI) contributed $109,000 to total other income for the quarter ended June 30, 2006 and $120,000 for the same time period in 2005.  The Company purchased BOLI in 2004 to help subsidize increasing employee benefit costs and expenses related to the restructure of its supplemental retirement plans.

Other service charges, including fees from loans and other service fees, increased $23,000 or 17.4% from the quarter ended June 30, 2005 to the same time period in 2006.  The increase related to both additional safe deposit boxes available for rent and an increase in the rental fees made mid-year 2005.

Non Interest Expense

Non interest expense increased $554,000 or 10.4% to $5.9 million for the quarter ended June 30, 2006, compared to $5.3 million for the same time period in 2005.  Salary and employee benefit expense increased 7.2% or $226,000 from the quarter ended June 30, 2005 to the same time period in 2006.  Additions of experienced commercial lenders and other staff to support business development and retail branching in the Company’s Warrenton financial service center, which opened in October 2005, contributed approximately $213,000 to the net increase in salaries and employee benefits. Total non-interest expense related to the Warrenton financial service center was $306,000 for the quarter ended June 30, 2006.  With $58.0 million in net loans and $22.2 million in deposits at June 30, 2006, the Warrenton financial service center continues to grow assets and deposit balances.  The Company’s second newest facility, the Reston financial service center, which opened in November 2004, had $26.9 million in net loans and $8.5 million in deposits at June 30, 2006.

Net occupancy and equipment expense increased by $115,000 or 17.0% to $790,000 for the quarter ended June 30, 2006 compared to $675,000 for the same time period in 2005. The Company’s Warrenton location accounted for nearly $90,000 of the net increase in occupancy expenses due to additional depreciation and construction related costs related to that facility.

Other taxes, which is comprised of mostly bank franchise tax, increased 9.7% to $125,000 for the quarter ended June 30, 2006.  Computer operations expense increased $9,000 or 4.0% from the quarter ended June 30, 2005 to the same time period in 2006.  Most of this increase is related to increased  maintenance costs of in-house core operating systems resulting mostly from the Company’s growth.

Other operating expenses increased 16.3% or $193,000 to $1.4 million for the quarter ended June 30, 2006 from $1.2 million for the same time period in 2005. The increase resulted mostly from increases in advertising and legal expenses.

Total Consolidated Assets

Total assets increased 11.0% to $771.0 million at June 30, 2006 from $694.5 million at June 30, 2005.  Total loans, net of allowance for loan losses, increased 19.5% or $90.0 million to $551.8 million at June 30, 2006 from $461.8 million at June 30, 2005.  Considering the current interest rate environment, the Company has been cautious about the amount and type of loan growth it has added to the loan portfolio.  Additional staff, a solid local economy, the relationship with STM, and success of the business model are all believed to have contributed to the strong loan growth experienced.

Although non performing loans increased from June 30, 2005 to June 30, 2006, credit quality remained exceptional. Non-performing loans increased to $255,000 at June 30, 2006 from $92,000 at June 30, 2005.  The increase related to one secured real estate loan in the amount of $254,000.  The Company anticipates no loss on this asset.  Non performing loans were less than 0.01% of total loans outstanding at June 30, 2006. Total loans past due 90 days or more decreased to $1,000 at June 30, 2006 from $14,000 at June 30, 2005. The loan loss provision was $113,000 for the quarter ended June 30, 2006.  The allowance for loan losses was $5.5 million or 0.98% of total loans outstanding at June 30, 2006.  Net charge offs were $31,000 for the quarter ended June 30, 2006, compared to $4,000 for the quarter ended June 30, 2005. Based upon internal analysis by the Company’s credit administration department, which factors, among other things, the credit quality of the portfolio, the allowance for loan losses was deemed adequate at 0.98% of total loans outstanding.

The investment portfolio decreased $18.3 million or 11.1% to $145.9 million at June 30, 2006 compared to $164.2 million at June 30, 2005.  During 2005, management elected to utilize cash received from principal pay downs, maturities and calls in its investment portfolio to fund loan growth rather than re-invest into the investment portfolio.  This strategy had decreased the size of the investment portfolio.   In anticipation of rising interest rates, the Company has also held to an investment strategy that focuses on keeping the portfolio relatively short by purchasing securities with weighted average lives that typically do not exceed three years.

Deposits and Other Borrowings

Total deposits, which includes brokered deposits, increased 7.2% to $561.6 million at June 30, 2006 from $523.9 million at June 30, 2005.  Total retail deposits, which excludes brokered deposits, increased 10.6% from $484.9 million at June 30, 2005 to $536.3 million at June 30, 2006. At June 30, 2006, three of the Company’s financial service centers had total average deposits in excess of $95.0 million.  Additionally, during 2005, three new deposit products were developed and marketed during the second, third and fourth quarters of that year.  The products are high yielding NOW, savings and money market accounts and are designed both to meet the consumer’s demand for higher interest rates and to allow the Company to remain competitive with other financial institutions operating within the Company’s market area. At June 30, 2006, the new products had a collective balance of $99.1 million and had a weighted aver age cost of 3.27%.

During the second quarters of 2005 and 2006, the Company issued $39.0 million and $11.3 million in brokered certificates of deposit, respectively.  At June 30, 2006, $25.2 million of the brokered certificates remained outstanding.  The Company had $38.9 million in brokered certificates of deposits at June 30, 2005.

Securities sold under agreements to repurchase with commercial checking account clients increased by $4.9 million or 15.5% from June 30, 2005 to $36.9 million at June 30, 2006. Federal Home Loan Bank advances and overnight borrowings increased $33.0 million or 49.9% to $99.0 million at June 30, 2006 from $66.0 million at June 30, 2005.  The increased FHLB borrowings were utilized to subsidize part of the $90.0 million in year over year net loan growth.

Equity

Stockholders’ equity increased 3.7% from $52.7 million at June 30, 2005 to $54.7illion at June 30, 2006.   The book value of the Company at June 30, 2006 was $14.36 per common share.  Total common shares outstanding were 3,809,053 at June 30, 2006.

On July 14, 2006, the Company issued an additional 590,000 shares of Common Stock in an underwritten public offering.  The shares were priced and sold at $31.00 per share and resulted in net proceeds to the Company, and thus a net increase in stockholder’s equity, of $17.2 million.

Joseph L. Boling, Chairman and CEO stated, “We are very pleased with the response of the market place to the Company’s recent follow-on offering of common stock.  The additional capital will help support our growth plans and the roll out of our business model to set the stage for the future. I believe that we have all of the components in place to best serve and grow with the great markets in which we operate.”

On June 16, 2006, the board of directors declared a $0.19 per common share cash dividend for shareholders of record as of  July 5, 2006 and payable on July 21, 2006.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import.  Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and other filings with the Securities and Exchange Commission.

Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has two wholly owned subsidiaries, Middleburg Bank and Middleburg Investment Group, Inc.  Middleburg Investment Group owns Middleburg Trust Company and Middleburg Investment Advisors, Inc.  Middleburg Bank serves Loudoun, Fairfax, and Fauquier Counties in Virginia with seven branches.  Middleburg Trust Company is headquartered in Richmond, Virginia with a branch office in Middleburg. Middleburg Investment Advisors, Inc. is a SEC registered investment advisor located in Alexandria, Virginia.

MIDDLEBURG FINANCIAL CORPORATION
SUMMARY INCOME STATEMENT
( Unaudited, dollars in thousands)	For the Three Months Ended
	2Q06	1Q06	4Q05	3Q05	2Q05

INTEREST INCOME
Interest and fees on loans	$ 9,508	$ 8,866	$ 8,478	$ 7,793	$ 6,894
Interest on investment securities	1,794	1,787	1,737	1,754	1,852
Interest on short term investments	-	-	-	5	7

TOTAL INTEREST INCOME	$ 11,302	$ 10,653	$ 10,215	$ 9,552	$ 8,753

INTEREST EXPENSE
Interest on deposits	$ 2,641	$ 2,525	$ 2,226	$ 1,943	$ 1,418
Interest on borrowings	1,944	1,517	1,455	1,257	1,228

TOTAL INTEREST EXPENSE	$ 4,585	$ 4,042	$ 3,681	$ 3,200	$ 2,646

NET INTEREST INCOME	$ 6,717	$ 6,611	$ 6,534	$ 6,352	$ 6,107

PROVISION FOR LOAN LOSSES	113	250	286	317	669

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	$ 6,604	$ 6,361	$ 6,248	$ 6,035	$ 5,438

NON INTEREST INCOME
Trust and investment advisory fee income	$ 1,004	$ 1,071	$ 1,038	$ 982	$ 977
Service charges on deposits	474	436	481	464	448
Net gains on securities available for sale	1	-	(176)	273	(21)
Commissions on investment sales	167	193	162	147	161
Equity in earnings from affiliate	328	103	220	704	411
Bank owned life insurance	109	104	104	122	120
Other service charges, commissions and fees	153	160	136	160	130
Other operating income	16	24	(85)	49	38

TOTAL NON INTEREST INCOME	$ 2,252	$ 2,091	$ 1,880	$ 2,901	$ 2,264

NON INTEREST EXPENSE
Salaries and employee benefits	$ 3,347	$ 3,477	$ 3,610	$ 3,230	$ 3,121
Net occupancy expense of premises	790	741	715	706	675
Other taxes	125	125	118	116	114
Computer operations	235	233	210	223	226
Other operating expenses	1,372	970	1,273	1,284	1,179

TOTAL NON INTEREST EXPENSE	$ 5,869	$ 5,546	$ 5,926	$ 5,559	$ 5,315

INCOME BEFORE TAXES	$ 2,987	$ 2,906	$ 2,202	$ 3,377	$ 2,387
Income tax expense	885	858	583	968	650

NET INCOME	$ 2,102	$ 2,048	$ 1,619	$ 2,409	$ 1,737

MIDDLEBURG FINANCIAL CORPORATION
BALANCE SHEET
(dollars in thousands)	Unaudited	Unaudited	Audited	Unaudited	Unaudited
	6/30/2006	3/31/2006	12/31/2005	9/30/2005	6/30/2005

Assets:
Cash and due from banks	$ 17,551	$ 13,813	$ 15,465	$ 19,606	$ 17,344
Interest-bearing balances in banks	563	288	160	191	23
Securities at fair value	145,910	149,967	149,591	157,612	164,167
Loans, net of allowance for loan losses	551,825	543,399	520,511	492,900	461,781
Bank premises and equipment, net	18,402	18,638	18,656	17,861	17,457
Other assets	36,772	35,912	35,528	35,130	33,774

Total assets	$ 771,024	$ 762,017	$ 739,911	$ 723,300	$ 694,546

Liabilities and Shareholders' Equity:
Liabilities:
Deposits:
Non-interest bearing demand deposits	$ 140,019	$ 121,809	$ 128,641	$ 128,697	$ 124,408
Savings and interest-bearing demand deposits	256,182	287,881	273,570	251,789	234,049
Time deposits	165,367	136,138	149,221	139,579	165,460
Total deposits	$ 561,568	$ 545,828	$ 551,432	$ 520,065	$ 523,917

Federal funds purchased	-	-	-	1,050	1,225
Securities sold under agreements to repurchase	36,939	34,902	34,317	41,818	31,992
Federal Home Loan Bank advances	44,000	51,275	24,100	30,600	23,525
Long-term debt	55,000	55,000	57,500	57,500	42,500
Trust preferred capital notes	15,465	15,465	15,465	15,465	15,465
Other liabilities	3,371	5,014	3,621	3,232	3,197
Commitment and contingent liabilities	-	-	-	-	-
Total liabilities	$ 716,343	$ 707,484	$ 686,435	$ 669,730	$ 641,821

Shareholders' Equity:
Common stock, par value $2.50 per share	$ 9,523	$ 9,523	$ 9,515	$ 9,515	$ 9,503
Capital surplus	5,459	5,459	5,431	5,376	5,330
Retained earnings	41,984	40,605	39,281	38,385	36,699
Accumulated other comprehensive income (loss), net	(2,285)	(1,054)	(751)	294	1,193
Total shareholders' equity	$ 54,681	$ 54,533	$ 53,476	$ 53,570	$ 52,725

Total liabilities and shareholders' equity	$ 771,023	$ 762,017	$ 739,911	$ 723,300	$ 694,546

MIDDLEBURG FINANCIAL CORPORATION
KEY STATISTICS	For the Three Months Ended
	2Q06	1Q06	4Q05	3Q05	2Q05

Net Income (dollars in thousands)	$ 2,102	$ 2,048	$ 1,619	$ 2,409	$ 1,737
Earnings per share, basic	$ 0.55	$ 0.54	$ 0.43	$ 0.63	$ 0.46
Earnings per share, diluted	$ 0.54	$ 0.52	$ 0.41	$ 0.62	$ 0.45

Return on average total assets	1.11%	1.11%	0.89%	1.27%	1.02%
Return on average total equity	15.29%	15.17%	12.26%	16.92%	13.13%
Dividend payout ratio	34.43%	35.33%	44.19%	30.16%	41.30%
Fee revenue as a percent of total revenue	16.62%	16.41%	16.75%	21.58%	20.70%

Net interest margin(1)	3.96%	4.05%	3.99%	4.05%	4.16%
Yield on average earning assets	6.59%	6.45%	6.18%	6.03%	5.91%
Yield on average interest-bearing liabilities	3.21%	2.94%	2.68%	2.42%	2.17%
Net interest spread	3.38%	3.51%	3.50%	3.61%	3.74%
Tax equivalent adjustment to net interest income (dollars in thousands)	$ 191	$ 192	$ 196	$ 205	$ 201

Non-interest income to average assets	1.18%	1.13%	1.11%	1.47%	1.36%
Non-interest expense to average assets	3.09%	2.93%	3.19%	3.11%	3.17%

Efficiency ratio(2)	63.71%	61.95%	65.49%	60.12%	61.45%

(1)

The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets.  Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%. For the quarters ended June 30, 2006 and 2005, net interest income on a tax equivalent basis was $6.9 million and $6.3 million, respectively.    See the table below for a reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitably earning assets are funded.  Because the Company earns a fair amount of non taxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(2)

The efficiency ratio is calculated by dividing non interest expense by the sum of tax equivalent net interest income and non interest income excluding gains and losses on the investment portfolio.  The tax rate utilized is 34%. For the quarters ended June 30, 2006 and 2005, tax equivalent net interest income was $6.9 million and $6.3 million, respectively.  See the table below for a reconciliation of net interest income to tax equivalent net interest income. Total non interest income, excluding gains and losses on the investment portfolio, for the quarters ended June 30, 2006 and 2005, was $2.2 million and $2.3 million, respectively.  The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating.  An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses.  The Company believes that the efficiency ratio is a reasonable measure of profitability.

MIDDLEBURG FINANCIAL CORPORATION
SELECTED FINANCIAL DATA BY QUARTER
	2Q06	1Q06	4Q05	3Q05	2Q05
BALANCE SHEET RATIOS
Loans to deposits	99.24%	100.54%	95.31%	95.53%	89.01%
Average interest-earning assets to
average-interest bearing liabilities	122.27%	122.35%	123.58%	123.94%	124.83%

PER SHARE DATA
Dividends	$ 0.19	$ 0.19	$ 0.19	$ 0.19	$ 0.19
Book value	$ 14.36	$ 14.32	$ 14.07	$ 14.09	$ 13.87
Tangible book value	$ 12.85	$ 12.79	$ 12.50	$ 12.51	$ 12.28

SHARE PRICE DATA
Closing price	$ 30.83	$ 35.00	$ 30.75	$ 34.35	$ 29.66
Diluted earnings multiple	2.20	2.51	2.24	2.50	2.20
Book value multiple	2.15	2.44	2.19	2.44	2.14

COMMON STOCK DATA
Outstanding shares at end of period	3,809,053	3,809,053	3,806,053	3,806,053	3,801,053
Weighted average shares outstanding	3,809,053	3,807,786	3,803,075	3,802,082	3,801,143
Weighted average shares outstanding, diluted	3,899,198	3,904,965	3,906,443	3,906,146	3,905,438

CAPITAL RATIOS
Total equity to total assets	7.09%	7.16%	7.23%	7.41%	7.59%
Total risk based capital ratio	11.16%	11.70%	11.79%	12.31%	12.50%
Tier 1 risk based capital ratio	10.27%	10.80%	10.89%	11.42%	11.63%
Leverage ratio	8.29%	8.76%	8.60%	8.93%	9.15%

CREDIT QUALITY
Net charge-offs to average loans	0.01%	0.00%	0.00%	0.00%	0.00%
Total non-performing loans to total loans	0.00%	0.00%	0.02%	0.02%	0.02%
Total non-performing assets to total assets
Non-accrual loans to:
total loans	0.05%	0.00%	0.02%	0.02%	0.02%
total assets	0.03%	0.00%	0.01%	0.01%	0.01%
Allowance for loan losses to:
total loans	0.98%	0.98%	0.98%	0.98%	0.98%
non-performing loans	2130.08%	33562.50%	4321.85%	5236.56%	4304.72%
non-accrual loans	2138.43%	48818.18%	5844.32%	5293.48%	4959.78%

NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$ 1	$ 5	$ 31	$ 1	$ 14
Non-accrual loans	255	11	88	92	92

NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$ 36	$ 47	$ 21	$ 15	$ 13
(Recoveries)	(6)	(24)	(8)	(5)	(25)
Net charge-offs (recoveries)	30	23	13	10	(12)

PROVISION FOR LOAN LOSSES (dollars in thousands)	$ 113	$ 250	$ 1,744	$ 1,458	$ 1,141

ALLOWANCE FOR LOAN LOSS SUMMARY
(dollars in thousands)
Balance at the beginning of period	$ 5,370	$ 5,143	$ 4,870	$ 4,563	$ 3,882

Provision	113	250	286	317	669
Net charge-offs (recoveries)	30	23	13	10	(12)
Balance at the end of period	5,453	5,370	5,143	4,870	4,563

	Average Balances, Income and Expenses, Yields and Rates
	Three Months Ended June 30,
		2006			2005
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (3)	Balance	Expense	Rate (3)
	(Dollars in thousands)
Assets :
Securities:
Taxable	$ 116,889	$ 1,414	4.85%	$ 133,650	$ 1,443	4.33%
Tax-exempt (1) (2)	30,460	561	7.39%	32,959	611	7.44%
Total securities	$ 147,349	$ 1,975	5.38%	$ 166,609	$ 2,054	4.94%
Loans
Taxable	$ 550,695	$ 9,506	6.92%	$ 440,241	$ 6,895	6.28%
Tax-exempt (1)	95	2	8.44%	215	4	7.46%
Total loans	$ 550,790	$ 9,508	6.92%	$ 440,456	$ 6,899	6.28%
Federal funds sold	862	9	4.19%	740	6	3.25%
Interest bearing deposits in
other financial institutions	191	2	4.20%	237	2	3.38%
Total earning assets	$ 699,192	$ 11,494	6.59%	$ 608,042	$ 8,961	5.91%
Less: allowances for credit losses	(5,387)			(4,149)
Total nonearning assets	68,750			63,758
Total assets	$ 762,555			$ 667,651

Liabilities:
Interest-bearing deposits:
Checking	$ 143,506	$ 807	2.26%	$ 83,235	$ 142	0.68%
Regular savings	55,776	230	1.65%	35,262	65	0.74%
Money market savings	69,603	166	0.96%	91,157	142	0.62%
Time deposits:
$100,000 and over	78,846	851	4.33%	78,319	590	3.02%
Under $100,000	62,780	588	3.76%	65,074	478	2.95%
Total interest-bearing deposits	$ 410,511	$ 2,642	2.58%	$ 353,047	$ 1,417	1.61%

Federal Home Loan Bank Advances	50,964	668	5.26%	38,358	308	3.22%
Securities sold under agreements
to repurchase	39,506	406	4.12%	34,010	205	2.42%
Long-term debt	70,465	857	4.88%	61,482	701	4.57%
Federal Funds Purchased	894	12	5.38%	1,545	12	3.12%
Total interest-bearing liabilities	$ 572,340	$ 4,585	3.21%	$ 488,442	$ 2,643	2.17%
Non-interest bearing liabilities
Demand Deposits	131,481			124,532
Other liabilities	3,608			2,901
Total liabilities	$ 707,429			$ 615,875
Shareholders' equity	55,125			51,776
Total liabilities and shareholders'
equity	$ 762,554			$ 667,651

Net interest income		$ 6,909			$ 6,318

Interest rate spread			3.38%			3.74%
Interest expense as a percent of
average earning assets			2.63%			1.74%
Net interest margin			3.96%			4.17%

(1) Income and yields are reported on tax equivalent basis assuming a federal tax rate of 34%
(2) Income and yields include dividends on preferred bonds which are 70% excludable for tax purposes.
(3) All yields and rates have been annualized on a 365 day year.

	Average Balances, Income and Expenses, Yields and Rates
	Six Months Ended June 30,
		2006			2005
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (3)	Balance	Expense	Rate (3)
	(Dollars in thousands)
Assets :
Securities:
Taxable	$ 117,781	$ 2,818	4.82%	$ 136,488	$ 2,942	4.35%
Tax-exempt (1) (2)	30,678	1,124	7.39%	33,395	1,231	7.43%
Total securities	$ 148,459	$ 3,942	5.35%	$ 169,883	$ 4,173	4.95%
Loans
Taxable	$ 541,039	$ 18,371	6.85%	$ 409,564	$ 12,672	6.24%
Tax-exempt (1)	98	4	8.23%	218	9	8.33%
Total loans	$ 541,137	$ 18,375	6.85%	$ 409,782	$ 12,681	6.24%
Federal funds sold	797	17	4.30%	518	7	2.73%
Interest bearing deposits in
other financial institutions	150	4	5.38%	338	4	2.39%
Total earning assets	$ 690,543	$ 22,338	6.52%	$ 580,521	$ 16,865	5.86%
Less: allowances for credit losses	(5,275)			(3,833)
Total nonearning assets	68,520			62,607
Total assets	$ 753,788			$ 639,295

Liabilities:
Interest-bearing deposits:
Checking	$ 145,935	$ 1,620	2.24%	$ 82,423	$ 278	0.68%
Regular savings	57,637	483	1.69%	32,849	84	0.52%
Money market savings	71,885	339	0.95%	90,711	252	0.56%
Time deposits:
$100,000 and over	79,525	1,627	4.13%	72,922	1,012	2.80%
Under $100,000	61,241	1,097	3.61%	54,565	730	2.70%
Total interest-bearing deposits	$ 416,223	$ 5,166	2.50%	$ 333,470	$ 2,356	1.42%

Federal Home Loan Bank Advances	39,624	1,001	5.09%	31,788	486	3.08%
Securities sold under agreements
to repurchase	37,507	729	3.92%	33,422	376	2.27%
Long-term debt	70,493	1,708	4.89%	65,203	1,479	4.57%
Federal Funds Purchased	918	23	5.05%	1,183	18	3.07%
Total interest-bearing liabilities	$ 564,765	$ 8,627	3.08%	$ 465,066	$ 4,715	2.04%
Non-interest bearing liabilities
Demand Deposits	130,370			119,210
Other liabilities	3,570			3,065
Total liabilities	$ 698,705			$ 587,341
Shareholders' equity	55,083			51,954
Total liabilities and shareholders'
equity	$ 753,788			$ 639,295

Net interest income		$ 13,711			$ 12,150

Interest rate spread			3.44%			3.81%
Interest expense as a percent of
average earning assets			2.52%			1.64%
Net interest margin			4.00%			4.22%

(1) Income and yields are reported on tax equivalent basis assuming a federal tax rate of 34%
(2) Income and yields include dividends on preferred bonds which are 70% excludable for tax purposes.

(3) All yields and rates have been annualized on a 365 day year.

MIDDLEBURG FINANCIAL CORPORATION
RECONCILIATION OF NET INTEREST INCOME TO
TAX EQUIVALENT NET INTEREST INCOME
FOR THE THREE MONTH PERIOD ENDED
(dollars in thousands)	6/30/2006	3/31/2006	12/31/2005	9/30/2005	6/30/2005
GAAP measures:
Interest Income - Loans	$ 9,507	$ 8,867	$ 8,478	$ 7,793	$ 6,894
Interest Income - Investments & Other	1,795	1,786	1,737	1,759	1,859
Less: Interest Expense - Deposits	2,641	2,525	2,226	1,942	1,417
Less: Interest Expense - Other Borrowings	1,944	1,517	1,455	1,258	1,229
Total Net Interest Income	$ 6,717	$ 6,611	$ 6,534	$ 6,352	$ 6,107
Plus:
NON-GAAP measures:
Tax Benefit Realized on Non- Taxable Interest Income - Loans	$ -	$ 1	$ 1	$ 1	$ 1
Tax Benefit Realized on Non- Taxable Interest Income - Municipal Securities	191	191	195	202	194
Tax Benefit Realized on Non- Taxable Interest Income - Corporate Securities	-	-	-	2	6
Total Tax Benefit Realized on Non- Taxable Interest Income	$ 191	$ 192	$ 196	$ 205	$ 201

Total Tax Equivalent Net Interest Income	$ 6,908	$ 6,803	$ 6,730	$ 6,557	$ 6,308